Exhibit 10.4

GUESS? LICENSE AGREEMENT

between

GUESS? IP HOLDER L.P.,

and

GUESS?, INC.

Dated as of April 28, 2003

i

EXHIBIT A	Guess? Trademarks

ii

This GUESS? LICENSE AGREEMENT (“Guess? License Agreement”) is dated as of April 28, 2003, by and between Guess? IP Holder L.P., a limited partnership organized under the laws of the State of Delaware (“IP Holder”), and Guess?, Inc., a corporation organized and existing under the laws of the State of Delaware (“Trademark Originator”).

RECITALS

WHEREAS, Trademark Originator and its subsidiaries have used the Guess? Trademarks as trade names, as part of their corporate names, and as trademarks for many years, such use having commenced at least as early as 1981 and having been continuous and extensive since that time throughout the United States and in many foreign countries both directly through Trademark Originator and its subsidiaries and through the licensing of the Guess? Trademarks to selected licensees;

WHEREAS, this use of the Guess? Trademarks has created public recognition, favorable reputation, and goodwill associated with and embodied in the Trademarks, principally in connection with the Business (as defined below);

WHEREAS, pursuant to the Transaction Documents, Trademark Originator has transferred ownership of the Guess? Trademarks and the goodwill connected with the use of, symbolized by, and embedded in the Guess? Trademarks to IP Holder; and

WHEREAS, contemporaneously with the execution of the Transaction Documents the parties wish to grant Trademark Originator and its subsidiaries a right and license to continue to use the Guess? Trademarks as a trade name, as a part of their respective corporate names and as a trademark in order to carry on the Business under the Guess? Trademarks to protect and enhance the Business and the goodwill symbolized by the Guess? Trademarks for the exclusive benefit of IP Holder consistent with the public’s expectations of the quality and types of goods and services marketed under the Guess? Trademarks;

NOW, THEREFORE, in consideration of the mutual covenants and promises herein provided, the parties hereby agree as follows:

AGREEMENT

ARTICLE I.

DEFINITIONS

SECTION 1.01               Certain capitalized terms used in this Guess? Licensing Agreement that are not otherwise defined herein shall have the meanings ascribed to them in Annex X as attached hereto, and the following terms shall have the respective meanings set forth in this Section 1.01.

“Business” means Trademark Originator and its subsidiaries’ business activities including, but not limited to, designing, marketing and distributing, directly and indirectly, collections of casual apparel, accessories and other related products, in Trademark Originator’s retail and outlet stores, through a network of wholesale accounts at selected department stores, over the Internet and through other related channels.

“Products” means the casual apparel, accessories and other related products designed, marketed, distributed and otherwise used in connection with the Business.

“Quality Standards” has the meaning set forth in Section 3.04.

ARTICLE II.

LICENSE GRANT

SECTION 2.01               Rights Granted.  Subject to the terms and conditions contained herein, IP Holder hereby grants to Trademark Originator, and Trademark Originator hereby accepts, a worldwide, non-exclusive, sublicenseable, irrevocable right to use the Guess? Trademarks (including all Goodwill) in connection with the Business for the sole and exclusive benefit of IP Holder, including, but not limited to, the right to use and to authorize its subsidiaries to use the Guess? Trademarks as a trade name and as part of Trademark Originator’s and its subsidiaries respective corporate names and to use and to authorize its subsidiaries to use the Trademarks as a trademark on or in connection the Business.  IP Holder further grants to Trademark Originator all rights necessary to permit Congress Financial Corporation (“Congress”) to exercise its rights under the Congress Credit Facility, dated as of August 29, 2002, by and between Congress and Trademark Originator, and to permit Congress Financial Corporation (Canada) (“Congress Canada”) to exercise its rights under the Guaranty and Security Agreement by and between Congress Canada, Trademark Originator, Guess? Retail, Inc., and Guess.com, Inc., dated as of December 20 2002.  The parties acknowledge that they may hereafter agree, subject to the terms of the Transaction Documents, to allow Trademark Originator to grant to specific third parties exclusive licenses to use one or more Guess? Trademarks.

SECTION 2.02               Rights Not Granted.  All rights other than those expressly granted to Trademark Originator are reserved to IP Holder.  This Guess? License Agreement is not an assignment or grant to Trademark Originator of any right, title or interest in or to the Guess? Trademarks other than as described herein.

ARTICLE III.

QUALITY CONTROL

SECTION 3.01               Quality of Guess? Trademarks.  The parties recognize that the use of the Guess? Trademarks by Trademark Originator and its subsidiaries over the years has created a reputation that the Products and related services offered to the public under the Guess? Trademarks are of the highest quality and that the reputation and goodwill associated with the Guess? Trademarks extends throughout the United States and many foreign countries.  The foregoing factors are understood to require Trademark Originator to conduct and in turn to require each of its subsidiaries to conduct their business activities using or under the Guess? Trademarks so as to maintain the high standards of quality that the purchasing public has come to expect over the years and not to damage the reputation for quality and the public recognition thereof that has been established in the Guess? Trademarks.

SECTION  3.02              Assumption of Quality Control Responsibilities by Trademark Originator.  The parties recognize that Trademark Originator, by virtue of its relationship to IP

Holder and its numerous years of experience in conducting the Business under the Guess? Trademarks, has an interest equal to that of IP Holder in protecting and fostering the good reputation and public perception of high quality associated with the Guess? Trademarks; accordingly, Trademark Originator will conduct and direct its operations and the operations of its subsidiaries in the use of the Guess? Trademarks as a trade name, as part of a corporate name, as part of a family of corporations, and as a trademark as to maintain said good reputation and the public perception of high quality associated with the Guess? Trademarks.  The parties recognize that the burden of controlling the nature and quality of the goods, services, and business operations in which Trademark Originator and its subsidiaries use the Guess? Trademarks is the ultimate responsibility of IP Holder.  The parties have determined that the best way to perform this obligation, given Trademark Originator’s long and extensive experience in performing these control functions, and given the unnecessary cost and impracticality of having IP Holder establish and maintain a duplicative system and department to control the nature and quality of the goods and services produced by various licensees of the Guess? Trademarks, is for Trademark Originator to assume that burden on IP Holder’s behalf and prevent the Guess? Trademarks from being used on or in connection with goods or business activities of a nature or quality that could damage the reputation and goodwill associated with the Guess? Trademarks.  Therefore, Trademark Originator agrees to ensure that the nature and quality of the Business and any other use of the Guess? Trademarks under this Guess? License Agreement is conducted with at least the same nature and quality as such Business or use has been conducted in the past; provided, however, that IP Holder expressly reserves the right, in its sole discretion, to perform these services itself or to have another party perform these services in the future.  Trademark Originator agrees not to take any action in connection with the Guess? Trademarks that it reasonably believes to be inconsistent with the servicing obligations of the Servicer under the Servicing  Agreement, and Trademark Originator further agrees to consult with the Servicer if it is uncertain whether any contemplated course of action will be inconsistent with such Servicer obligations.

SECTION 3.03               Appointment of Officials for Quality Control.  The parties contemplate that Trademark Originator may control the nature and quality of the goods, services and business of its subsidiaries by appointing or causing the appointment of the senior officials of these companies and by overseeing the operations of its subsidiaries to the extent reasonably necessary to maintain or exceed the above mentioned high standards of quality.

SECTION 3.04               Modified Quality Standards.  Notwithstanding the foregoing, IP Holder has the right, but not the obligation, to promulgate, from time to time, new or additional rules (and amendments thereto) relating to use of the Guess? Trademarks (“Quality Standards”).  Any amendments to the Quality Standards will be effective upon receipt by Trademark Originator.  Trademark Originator agrees to comply with and enforce the Quality Standards as in effect at any given time.  Any action related to the Guess? Trademarks taken by Trademark Originator that is not prohibited by the Quality Standards, or otherwise expressly disapproved in writing by IP Holder, shall be deemed approved by IP Holder, so long as Trademark Originator adheres to the past standards of quality for use of the Guess? Trademarks and abides by the usage guidelines for store fixtures and programs as currently in effect and as may be modified in the future.

SECTION 3.05               Quality Control of Products.  Trademark Originator agrees that Products designed, marketed, and distributed by Trademark Originator and each of its subsidiaries shall be of high-quality workmanship and materials, shall be of at least the same quality as is consistent with past practices, and shall strictly adhere to any Quality Standards promulgated by IP Holder.

SECTION 3.06               Design Standards.  Although Trademark Originator shall perform quality-control services on IP Holder’s behalf, IP Holder shall have the right, but not the obligation, to approve or disapprove, upon request and in its reasonable discretion, all designs of Products proposed to be manufactured by Trademark Originator or any of its subsidiaries, including styles, materials, colors, designs, dimensions, styling, details, and fabrication and, upon IP Holder’s reasonable request, Trademark Originator shall submit to IP Holder samples of each Product to be manufactured, with the actual fabrics or other materials to be used for such Product, as well as a packaging and trim board for each Product.

SECTION 3.07               Manufacturing of Products.  Trademark Originator shall be responsible for supervising and controlling the acts of its own factories and those of its subsidiaries to prevent the manufacturing or sale of Products that do not meet the Quality Standards.  Trademark Originator shall regularly carry out or cause to be carried out quality-control inspections of the Products manufactured and packaged by its subcontractors, and shall inform IP Holder as soon as possible of any defects found, and shall take any and all necessary steps to remedy such defects.  Trademark Originator also shall comply, and shall ensure its manufacturing subcontractors, as well as those of its subsidiaries, comply, with past practices for quality of manufacturing, and with any Quality Standards and other requirements relating to manufacture of the Products that may be promulgated by IP Holder.

SECTION 3.08               Subcontractors and Distributors.  IP Holder shall have the right, but not the obligation, to require that Trademark Originator or any of its subsidiaries terminate its relationship with any subcontractor or distributor who, in the reasonable discretion of IP Holder, acts in a manner detrimental to IP Holder or the Guess? Trademarks.  Upon the expiration or termination of any manufacturing agreement between any such party, Trademark Originator shall cause the subcontractor immediately to cease the manufacture of Products and fully to perform and observe its obligations under such manufacturing agreement and this Guess? License Agreement with respect to such expiration or termination.

SECTION 3.09               Style Numbers.  Each Product shall bear the trademarks in the form established by past practices regarding the Guess? Trademarks or by any Quality Standards promulgated by IP Holder, including all required legends, markings and notices.  If Trademark Originator or any subsidiary purchases labels, tags, or other materials bearing the Guess? Trademarks from third parties, or produces any such materials itself or through an affiliate, Trademark Originator shall obligate all providers of such materials to comply with the past practices for quality of such labels, tags, or other materials bearing the Guess? Trademarks or to any Quality Standards promulgated by IP Holder.

SECTION 3.10               Right to Inspect Facilities.  Trademark Originator, on behalf of IP Holder, shall have the right, upon reasonable notice during normal business hours, to inspect, or to designate a trained designee to inspect, all facilities utilized by any party, subcontractor and supplier in connection with the manufacture, storage or distribution of any Products, and to examine Products in the process of manufacture, in order to protect the Guess? Trademarks and ensure the quality of the Products.  In addition, Trademark Originator shall have the right, on behalf of IP Holder, to examine any Products held by its customers for resale, upon reasonable notice during normal business hours, by any party using a Guess? Trademark.  Trademark Originator shall continue to conduct inspections at distribution and manufacturing centers, including vendors facilities, in accordance with its current practices.

SECTION 3.11               Advertising.  In order to protect the Guess? Trademarks and the quality and reputation of the Products, Trademark Originator shall at all times maintain the high standards and consistency of the Guess? Trademarks, Products and image associated therewith in all advertising, packaging and promotion of Products and shall have the right, acting on IP Holder’s behalf, to review any such advertising, and if it determines that any such advertising is inconsistent with the Quality Standards, shall have the right to require that the party cease such advertising within a reasonable time.

SECTION 3.12               Cooperation and Reservation of Rights.  IP Holder shall have the right, but not the obligation, to consult with Trademark Originator’s personnel and that of its subsidiaries, and the personnel of any of their subcontractors, suppliers, and other resources to ensure that the Quality Standards are being met and to monitor Trademark Originator’s efforts under this Guess? License Agreement in policing and protecting the Guess? Trademarks.  Upon request by IP Holder, Trademark Originator shall make its personnel, the personnel of its subsidiaries, and (to the extent reasonably possible) the personnel of any of its subcontractors, suppliers and other resources, available by appointment during normal business hours for consultation with IP Holder and its agents or representatives, in order to ensure quality control of the Products and protection of the Guess? Trademarks.  In addition, IP Holder expressly reserves the right, in its discretion, to exercise directly or indirectly any rights granted to Trademark Originator to perform quality control services at any time.

ARTICLE IV.

OWNERSHIP AND PROTECTION OF GUESS? TRADEMARKS

SECTION 4.01               Ownership.  Trademark Originator acknowledges that IP Holder is the exclusive owner of the Guess? Trademarks, that all direct and indirect uses of the Guess? Trademarks by Trademark Originator and its subsidiaries shall inure to the exclusive benefit of IP Holder, and that IP Holder may license, assign, convey, sell, or otherwise dispose of the Guess? Trademarks without the consent of Trademark Originator.

SECTION 4.02               Prohibited Acts.

(a)           In light of the transfer of the Guess? Trademarks to IP Holder pursuant to the Guess? Contribution Agreement, Trademark Originator shall not (i) engage in any activity that may contest, dispute, or otherwise impair the right, title, interest, or goodwill of IP Holder in the Subject Trademarks, including, without limitation, any action to prevent or cancel any registration of the Subject Trademarks, (ii) contest the fact that Trademark Originator’s rights under this Agreement are solely those of a licensee and will cease upon termination or expiration of this Guess? License Agreement, (iii) attempt to register or use any trademark or symbol that is confusingly similar with in appearance or commercial impression to the Guess? Trademarks, or that features or incorporates any portion of the Guess? Trademarks, in its own name or for its own benefit (provided that Trademark Originator may use the word “Guess” on its labels to the extent required by law), (iv) take any action, or allow any licensee to take any action, that would impair the Subject Trademarks or the enforceability of the Subject License Agreements, or (v) enter into a trademark license that permits a licensee thereunder to distribute or sell certain products in certain territories if a Subject License Agreement grants the Licensee thereunder an exclusive right to distribute or sell the same products in the same territories.

(b)           Trademark Originator shall not take any action, or allow any licensee to take any action, that would adversely affect the ability or right of IP Holder to collect the Royalty Receivables, decrease the amount of the Royalty Receivables, or decrease the value of the Subject Trademarks if after giving effect to such action, the Prospective Coverage Ratio (calculated on a pro forma basis) would not be greater than or equal to 110% or, if the Prospective Coverage Ratio is already equal to or lesser than 110%, the Prospective Coverage Ratio (calculated on a pro forma basis) would not be greater than the Prospective Coverage Ratio before taking such action, or would otherwise reasonably be expected to result in a Material Adverse Effect.

(c)           IP Holder covenants and agrees that if it transfers any or all of the Guess? Trademarks to a third party it will (i) take no action that is reasonably likely to invalidate or constitute an assignment in gross of the Guess? Trademarks, (ii) take no action that would result in a material breach or impairment of the rights of any licensee under any license thereof (including this Guess? License Agreement), and (iii) when the related licenses are not also transferred to such third party, retain rights to such Guess? Trademarks sufficient to preserve the rights of all licensees as of the time of such transfer under any license thereof (including the rights of Trademark Originator under this Guess? License Agreement).  For the avoidance of doubt, IP Holder’s cooperation in any foreclosure proceedings instituted by beneficiaries of the Indenture or the Guarantee are not violations of this covenant.

ARTICLE V.

[RESERVED]

ARTICLE VI.

COMPENSATION

SECTION 6.01               Royalty and Fees.  In consideration of the rights granted to Trademark Originator in this Guess? License Agreement and the services performed by the Trademark Originator hereunder, Trademark Originator agrees to pay to IP Holder, for so long as this Guess? License Agreement shall remain in effect, a royalty equal to*.  Such payments shall be made in United States currency, and shall be made quarterly within thirty (30) days following the close of each of Trademark Originator’s fiscal quarters.

* Information for which confidential treatment has been requested pursuant to Rule 24(b)(2) of the Securities Exchange Act of 1934, as amended.

SECTION 6.02               Records and Inspection.  Trademark Originator shall maintain accurate records of the royalties paid under this Guess? License Agreement, and upon the request of IP Holder shall provide copies of such records to the Indenture Trustee.  At all times during the term of this Guess? License Agreement and any time following its termination or expiration, the records maintained by Trademark Originator under this Section 6.02 and all other reports and books of account of Trademark Originator and each of its subsidiaries with respect to the Business shall be available for inspection, copying, and audit by IP Holder, its agents and representatives during normal business hours, upon not less than two Business Days advance notice, and shall be made by IP Holder at its own expense.

SECTION 6.03               Review of Guess? License Agreement.  IP Holder shall have the right, but not the obligation, to review this Guess? License Agreement periodically to determine if royalties being paid under this Guess? License Agreement are commensurate with income attributable to use of the Guess? Trademarks.  IP Holder shall have the right, but not the obligation, to adjust royalties accordingly upon such review, with Trademark Originator’s written consent, which shall not be unreasonably withheld.

ARTICLE VII.

TERM AND TERMINATION

SECTION 7.01               Term.  Unless terminated earlier, this Guess? License Agreement, including the license granted herein, shall commence on the date hereof and remain in full force and effect until the Maturity Date, and thereafter for successive one year periods, unless terminated earlier by the mutual written consent of the parties or by IP Holder pursuant to its rights in Sections 7.03 and 7.04 below.

SECTION 7.02               Reorganization of Trademark Originator.  If any subsidiary of Trademark Originator, other than IP Holder and its subsidiary, ceases to be a subsidiary, or if IP Holder and Trademark Originator cease to be “related companies” within the meaning of 15 U.S.C. § 1127 (each a “Termination Event”), such former subsidiary or Trademark Originator, as the case may be, shall (i) take immediate steps to change its corporate name to eliminate any Guess? Trademarks or any colorable simulation thereof, (ii) take immediate steps to phase out all uses of the Guess? Trademarks or any colorable simulation thereof as a trade name, trademark, or otherwise, such phase-out to be complete as soon as possible but in no event more than 180 days after the date of the Termination Event, and (iii) not use a colorable simulation of any of the Guess? Trademarks.  In the event that Trademark Originator and IP Holder cease to be “related companies” within the meaning of 15 U.S.C. § 1127, Trademark Originator shall, in addition, cause its subsidiaries to comply with the provisions of the preceding sentence.

SECTION 7.03               Termination.

(a)           Material Breach.  Upon a Material Breach, as hereinafter defined, by Trademark Originator of this Guess? License Agreement, IP Holder shall have the right to terminate this Guess? License Agreement, provided that IP Holder first gives written notice of such breach (other than with respect to clause (1) or (6) below) to Trademark Originator and (other than with respect to clause (6) below) gives Trademark Originator thirty (30) days to cure or to take effective steps to cure the breach (unless such breach cannot be cured within a 30-day period and Trademark Originator shall have commenced to cure such breach and cures it within any additional 30-day period; provided, that this additional 30-day period will not apply in the case of clause (1) below).  Material Breach shall include Trademark Originator’s:

(1)                                  failure to make any payments under this Guess? License Agreement;

(2)                                  breach of its representations and warranties under Section 8.01 hereof;

(3)                                  breach of its covenants under Section 4.02(a) hereof;

(4)                                  failure to fulfill any of its other obligations under this Guess? License Agreement, including, but not limited to, Trademark Originator’s quality control obligations;

(5)                                  permitting any of its subsidiaries to commit what would be a material breach if committed by Trademark Originator; or

(6)                                  filing a petition for relief under applicable bankruptcy law, or the filing of such a petition against Trademark Originator, if not discharged within sixty (60) days after the date of filing; or making any assignment for the benefit of creditors; or becoming the subject of proceedings under any insolvency, reorganization or receivership law; or having a receiver appointed for Trademark Originator or a substantial part of its business.

Upon or before expiration of any sixty (60) or thirty (30) day period to cure, as applicable, Trademark Originator shall inform IP Holder in writing of any cure or any steps it has taken to cure the Material Breach.  If, in IP Holder’s sole discretion, such steps are not effective to cure the Material Breach, IP Holder may immediately terminate this Guess? License Agreement and all rights of Trademark Originator and its subsidiaries.

(b)           Termination at Will.  At any time from and after the Maturity Date, IP Holder also shall have the right to terminate this Guess? License Agreement upon sixty (60) days prior notice to Trademark Originator.

SECTION 7.04               Effect of Termination.  Upon termination or expiration of this Guess? License Agreement, whether pursuant to Section 7.03 hereof or otherwise, Trademark Originator agrees promptly to comply with and to cause its subsidiaries promptly to comply with the provisions of Section 7.02 hereof, provided that any phase-out be complete as soon as possible but in no event more than six (6) months after the effective date of termination.  Trademark Originator shall also promptly return to IP Holder all materials that bear the Guess? Trademarks or destroy such materials and certify their destruction to IP Holder.

ARTICLE VIII.

REPRESENTATIONS AND WARRANTIES

SECTION 8.01               Trademark Originator’s Representations and Warranties.  Trademark Originator hereby represents and warrants that:

(a)           It is a corporation duly organized and validly existing in good standing under the laws of the State of Delaware, and has power and authority to own its properties and to conduct its business as such properties are currently owned and such business is presently conducted.

(b)           It is duly qualified to do business as a foreign corporation in good standing, and has obtained all necessary licenses and approvals in all jurisdictions in which the ownership or lease of property or the conduct of its business requires such qualifications and where the failure to so qualify would have a Material Adverse Effect.

(c)           It has the corporate power and authority to execute and deliver this Guess? License Agreement and to carry out its terms; and the execution, delivery and performance of this Guess? License Agreement has been duly authorized by Trademark Originator by all necessary corporate action.

(d)           This Guess? License Agreement constitutes a legal, valid, and binding obligation of Trademark Originator, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, and other similar laws affecting creditors’ rights generally, or by general principles of equity.

(e)           The consummation of the transactions contemplated by this Guess? License Agreement and the fulfillment of the terms hereof do not conflict with, result in any breach of any of the terms and provisions of, nor constitute (with or without notice or lapse of time) a default under, the articles of incorporation or bylaws of Trademark Originator, or conflict with or breach any of the material terms or provisions of, or constitute (with or without notice or lapse of time) a default under, any indenture, agreement, or other instrument to which Trademark Originator is a party or by which it is bound; nor result in the creation or imposition of any Lien (other than Permitted Liens) upon any of its properties pursuant to the terms of any such indenture, agreement, or other instrument; nor violate any law or, to the best of Trademark Originator’s knowledge, any order, rule, or regulation applicable to Trademark Originator of any court or of any federal, state, or foreign regulatory body, administrative agency, or other governmental instrumentality having jurisdiction over Trademark Originator or its properties, which breach, default, conflict, lien, or violation would have a Material Adverse Effect.

(f)            There is no action, suit, or proceeding before or by any court or governmental agency or body, domestic or foreign, now pending or, to Trademark Originator’s knowledge, threatened, against or affecting Trademark Originator: (i) asserting the invalidity of this Guess? License Agreement, (ii) seeking to prevent the consummation of any of the transactions contemplated by this Guess? License Agreement, or (iii) seeking any determination or ruling that might materially and adversely affect the performance by Trademark Originator of its obligations under, or the validity or enforceability of, this Guess? License Agreement.

(g)           No consent, approval, or order of, or filing with, any court or governmental body is required to be obtained or made by Trademark Originator for the consummation of the transactions in the manner contemplated by this Guess? License Agreement, except such as have been obtained as of the Closing Date or such as may be required under state securities laws.

(h)           The execution, delivery and performance of this Guess? License Agreement in accordance with its terms and the consummation of the transactions contemplated hereby by Trademark Originator do not and will not (i) require the consent or approval of any

Person, except for such consents and approvals as have already been obtained and (ii) violate any applicable laws.

(i)            Trademark Originator is not required to obtain any consent, approval, authorization, permit or license from, or effect any filing or registration with any Governmental Authority in connection with the execution, delivery and performance of this Guess? License Agreement in accordance with its terms other than filings intended to perfect the security interest granted hereunder.

(j)            As of the date hereof, Trademark Originator is incorporated under the laws of the State of Delaware.

SECTION 8.02               IP Holder’s Representations and Warranties.  IP Holder hereby represents and warrants that:

(a)           It is a limited partnership duly organized and validly existing in good standing under the laws of the State of Delaware.

(b)           It has the ability and capacity to perform its obligations hereunder, and those obligations do not conflict with any other obligations of IP Holder.

ARTICLE IX.

MISCELLANEOUS

SECTION 9.01               Amendments.  This Guess? License Agreement may be amended by mutual written consent of the parties hereto; provided that, as a condition of effectiveness of any such amendment, (i) an authorized officer of Trademark Originator shall have delivered to the Indenture Trustee a copy of such amendment together with a certificate, to the effect that such amendment could not reasonably be expected to have a Material Adverse Effect, and (ii) the Rating Agency Condition is satisfied with respect thereto.

SECTION 9.02               Assignment.  Unless Guarantee Collateral is foreclosed upon, liquidated or sold pursuant to the Guarantee, this Guess? License Agreement may not be assigned without the prior written consent of the other party except in connection with a merger, consolidation, reorganization, or similar transaction.

SECTION 9.03               Governing Law; Arbitration.  All questions concerning this Guess? License Agreement, the rights and obligations of the parties, enforcement and validity, effect, interpretation and construction that are governed by state law shall be determined under the laws of the State of California.  United States federal law shall apply to all other issues.  Except as otherwise provided in this Guess? License Agreement, the parties consent and submit to the exclusive jurisdiction and venue of the State of California, for the adjudication of any dispute pertaining to this Guess? License Agreement or the alleged breach of any provision hereof.  Except as provided in this Guess? License Agreement, any dispute, controversy, or claim arising out of or relating to this Guess? License Agreement or breach thereof shall be settled by binding arbitration heard by one (1) arbitrator, in accordance with the Commercial Arbitration Rules (“Rules”) of the American Arbitration Association.  The arbitrator shall be appointed in accordance with the Rules.  The parties hereto agree that the venue of such arbitration shall be the City of Los Angeles, Los Angeles County, California.

SECTION 9.04               Notices.  All demands, notices and communications hereunder shall be in writing and shall be deemed to have been duly given if personally delivered at or mailed by registered mail, return receipt requested, to:

(a)           in the case of Trademark Originator, 1444 South Alameda Street, Los Angeles, CA 90021;

(b)           in the case of IP Holder, 1444 South Alameda Street, Los Angeles, CA 90021;

(c)           in the case of the Issuer, Guess? Royalty Finance LLC, 2222 Glendale Galleria 2, Glendale, CA 91324; and

(d)           in the case of the Indenture Trustee, 2 North LaSalle Street, Suite 1020, Chicago, IL 60602;

or, as to any of such Persons, at such other address as shall be designated by such Person in a written notice to the other Persons.

SECTION 9.05               Relationship of the Parties.  Except as otherwise specifically provided herein, this Guess? License Agreement shall not be construed to place the parties in the relationship of legal representatives, partners, joint venturers, or agents of or with each other.  Under this Guess? License Agreement, Trademark Originator is an independent contractor and shall be solely responsible for the payment of all income tax withholding, payroll taxes, contributions and other obligations relating to Trademark Originator’s employment and compensation of its employees and consultants.  No party shall have any power to obligate or bind any other party in any manner whatsoever, except as specifically provided herein.

SECTION 9.06               Severability of Provisions.  If any one or more of the covenants, agreements, provisions or terms of this Guess? License Agreement shall for any reason whatsoever be held invalid, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions and terms of this Guess? License Agreement and shall in no way affect the validity or enforceability of the other provisions of this Guess? License Agreement.

SECTION 9.07               Further Assurances.  Trademark Originator and IP Holder agree to do and perform, from time to time, any and all acts and to execute any and all further instruments required or reasonably requested by the other party hereto or by the Issuer more fully to effect the purposes of this Guess? License Agreement.

SECTION 9.08               No Waiver; Cumulative Remedies.  No failure to exercise and no delay in exercising, on the part of IP Holder, the Issuer, the Indenture Trustee or Trademark Originator, of any right, remedy, power, or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.  The rights, remedies, powers, and privileges herein provided are cumulative and not exhaustive of any rights, remedies, powers and privileges provided by law.

SECTION 9.09               Counterparts.  This Guess? License Agreement may be executed in two or more counterparts (and by different parties on separate counterparts), each of which shall be an original, but all of which together shall constitute one and the same instrument.

SECTION 9.10               Headings.  The headings herein are for purposes of reference only and shall not otherwise affect the meaning or interpretation of any provision hereof.

SECTION 9.11               Merger and Integration.  Except as specifically stated otherwise herein, this Guess? License Agreement sets forth the entire understanding of the parties relating to the subject matter hereof, and all prior understandings, written or oral, are superseded by this Guess? License Agreement.  This Guess? License Agreement may not be modified, amended, waived or supplemented except as provided herein.

SECTION 9.12               Force Majeure.  Neither IP Holder nor Trademark Originator shall be held responsible for any loss, damage, or delay suffered by the other party owing to any cause that is beyond the reasonable control of the defaulting party and cannot be attributed to negligence or willful nonperformance of its obligation. Such causes include, but are not limited to, wars, embargoes, riots, civil disturbances, terrorism, fires, storms, floods, typhoons, earthquakes and other natural calamities, strikes and labor disputes, government acts and restrictions, and other causes that cannot be overcome or prevented by due diligence. Either party wishing to invoke this section shall give notice to the other party stating the relevant cause. The defaulting party shall promptly resume performance of its obligations the moment such cause or causes cease to operate.

SECTION 9.13               Nonpetition Covenants.  Notwithstanding any prior termination of this Guess? License Agreement, Trademark Originator shall not, prior to the date which is one year and one day after the Termination Date with respect to IP Holder or the Issuer, acquiesce, petition, or otherwise invoke or cause IP Holder or the Issuer to invoke the process of any court or government authority for the purpose of commencing or sustaining a case against IP Holder or the Issuer under any federal or state bankruptcy, insolvency or similar law, or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator, or other similar official of IP Holder or the Issuer or any substantial part of its property, or ordering the winding up or liquidation of the affairs of IP Holder or the Issuer.

SECTION 9.14               Interpretation.  As applied to this Guess? License Agreement, unless the context otherwise requires:  (a) words in the singular include the plural, and words in the plural include the singular; (b) reference to a law, statute, rule, regulation, charter, or bylaws, is deemed to be followed by as amended “from time to time”; (c) “herein,” “hereof,” and other similar words refer to this Guess? License Agreement as a whole and not to any particular section, subsection, paragraph, clause, or other subdivision; (d)  unless otherwise indicated or obvious, all references to “Section,” “Exhibit,” “Schedule,” “Appendix,” or similar words refer to the particular Section in or Exhibit, Schedule, Appendix, or similar item attached to this Guess? License Agreement; (e) “include,” “includes,” or “including” will be deemed to be followed, as appropriate, by “, but not limited to,”; (f) the masculine feminine and neuter genders shall each be deemed to include the others; (g) “shall,” “will,” or “agrees” are mandatory, and “may” is permissive; (h) references to “writing” include printing, typing, lithography and other means of reproducing words in a visible form; (i) references to agreements and other contractual instruments include all subsequent amendments thereto or changes therein entered into in accordance with their respective terms and not prohibited by this Guess? License Agreement; and (j) references to Persons include their permitted successors and assigns.

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IN WITNESS WHEREOF, the parties hereto have entered this Guess? License Agreement as of the date first written above.

GUESS ? IP HOLDER L.P.	GUESS ?, INC.

By:	By:
Name:	Name:
Title:	Title:

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EXHIBIT A

Guess? Trademarks

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